Exhibit 99.(c).(iii)

Project Coffee Discussion Materials for the Special Committee   0 Confidential April 1, 2016  CORPORATE FINANCE FINANCIAL ADVISORY SERVICES FINANCIAL RESTRUCTURING STRATEGIC CONSULTING HL.com

Project Coffee Table of Contents Tab Executive Summary 1 Summary of Certain Changes 2 Selected Public Market Observations 3 Financial Analyses 4 Appendix 5 Weighted Average Cost of Capital Calculation A Benchmarking Data B Supplemental Information Related to Certain Changes C Supplemental Revenue & EBITDA Information D Premiums Paid Observations E Float & Trading Information F Project

Executive Summary

Executive Summary   Process Summary & Selected Highlights   2014 Process Overview  We understand the 2014 process began as a result of the possibility of receiving an expression of interest from an affiliate of Steel Partners in the first half of 2014. HL was subsequently engaged by a committee of the board to assist in evaluating any such proposal and alternatives thereto  Starting in September 2014, Houlihan Lokey (“HL”) assisted in conducting a sale process for Coffee (or the “Company”) during which (i) 47 prospective counterparties (39 financial sponsors and 8 strategics) were contacted, (ii) 26 parties were sent Confidential Executive Summaries (all financial sponsors) and (iii) 18 parties or groups conducted preliminary diligence (all financial sponsors)  12 non-binding indications of interest were subsequently received (all from financial sponsors), with offers ranging from $36.00 - $48.00 per share  Management presentations were conducted with six parties  Following management presentations and additional diligence, three parties (all financial sponsors) each submitted a revised non-binding proposal to acquire the Company, with cash offers ranging from $40.00 - $44.00 per share. The offers were all subject to substantial additional diligence (i.e. business, financial, accounting, environmental, etc.) and were based on levels of environmental liability exposure consistent with amounts accrued in Coffee's financial statements and described in recent reports furnished to Coffee  The sale process was terminated in December 2014 when it was decided that none of the offers were likely to lead to an acceptable proposal, and HL’s engagement was subsequently terminated Subsequent Events  On March 27, 2015 the Company launched a “Dutch auction” tender offer to purchase up to $20 million of its common stock based on a price of $39.00 - $42.00 per share.  160,334 shares (3.9% of shares outstanding) were purchased. The price paid for the shares was $42.00 per share, and all shares tendered at or below $42.00 were purchased  As of the announcement of the tender, the 12-month high price was $51.96 and the low price was $24.38, and the 12-month, 6-month, 3-month, and 30- day VWAP were $37.55 per share, $40.82 per share, $40.85 per share, and $40.56 per share, respectively

Executive Summary  Process Summary & Selected Highlights (cont.)   2015 – 2016 Process Overview In June 2015 Juice, a publicly traded affiliate of Steel Partners, made an unsolicited offer to acquire Coffee. The offer was publicly disclosed by Steel Partners via a Schedule 13D filing. Following receipt of the offer, the Special Committee engaged HL as its financial advisor to assist in responding to the offer and evaluating alternatives. At the instruction of the Special Committee, HL:  Coordinated discussions with Juice regarding its offer, which contemplated consideration of $43.00 - $45.00 per share in the form of cash and Juice common stock. Among other items, Juice was requested to revise its offer to provide an opportunity for Coffee stockholders not affiliated with Steel Partners to receive all of their consideration in cash  Engaged in discussions with several parties based on in-bound interest received following the public disclosure of the Juice offer  Made outbound calls to parties potentially interested in a strategic transaction involving Coffee, including parties that had participated in the 2014 process  Responded to stockholders unaffiliated with Steel Partners who contacted the Company or the Special Committee after the Steel Partners offer was disclosed publicly  Such discussions, which spanned from July 2015 to early 2016, resulted in one indication of interest (“IOI”) from a strategic party (“Milk”). No party that had conducted meaningful diligence in the prior process expressed interest in re-engaging, and no party aside from Milk engaged in significant diligence or submitted an indication of interest  In August 2015, Milk submitted a non-binding IOI to acquire all outstanding shares of Coffee common stock for cash consideration of $46.00 - $48.00 per share. Following subsequent negotiations, Milk and Coffee entered into an exclusivity agreement in September 2015, based on a revised cash proposal of $48.00 - $50.00 per share  The exclusivity agreement ultimately lapsed, with Milk unwilling to confirm its prior bid or make a revised bid at that time  Following the lapse of the exclusivity agreement, two other potential strategic buyers signed NDAs, but neither of those parties conducted significant diligence or submitted a proposal

Executive Summary   Process Summary & Selected Highlights (cont.)   Recent Discussions with Juice & Milk  On February 5, 2016, Juice made a revised, all-cash offer based on a price of $35.50 per share, which was publicly disclosed by Steel Partners in an amendment to its Schedule 13D filed on February 9, 2016  Following the public disclosure of such offer, Milk contacted HL and orally proposed acquiring Coffee for cash consideration of $39.00 per share, which was subsequently confirmed in writing on February 14, 2016  On or around February 19, 2016, a shareholder of Coffee that owned significant shares in Coffee reached out to Coffee and requested to speak to the Special Committee or its financial advisors. On February 19th, a representative of that shareholder spoke with HL and expressed its view that it believed that the Special Committee should permit an acceptable offer to be presented to the shareholders. This view was subsequently communicated by such shareholder representative directly to a member of the Special Committee  On March 3, 2016, the Special Committee and representatives from HL met with representatives of Juice to discuss Juice's offer. At that meeting, Juice suggested it may be willing to consider raising its bid to $39.00 per share. The Special Committee indicated that would not be acceptable, and after further discussions Juice indicated it may be willing to consider making a proposal at $40.00 per share, but that it would not further increase the price it would be willing to pay  The Special Committee engaged in discussions with both Juice and Milk, culminating in the following:  Milk's updated proposal was communicated orally on March 18, 2016. Milk did not increase its proposed price per share above $39.00 (despite requests to do so) and indicated that it needed to satisfactorily complete significant additional diligence regarding Coffee’s environmental liabilities. Based on its preliminary diligence to date, it indicated that it believed there could be significant additional financial exposure relating to environmental liabilities (beyond those identified by Coffee). Finally, it did not have debt financing lined up (but believed it would not be an issue to do so) and indicated that its proposal would be subject to a financing condition (but that it would be willing to consider a reverse termination fee)  Subsequently, Juice communicated its willingness to consider a proposal providing for: (i) cash consideration of $40.00 per share, (ii) no further diligence and (iii) no financing condition  After receiving the updated bid from Milk, the Special Committee determined not to continue negotiations with Milk given that, among other things, it was proposing a lower price than $40.00 per share and the substantial uncertainty regarding certain terms of Milk's revised proposal. Further, to address its concerns regarding additional potential environmental liabilities, Milk had requested that a number of Phase I and Phase II environmental studies be completed, which would take at least three to four weeks to be completed and could subject Coffee to additional liability if the results of the environmental studies revealed potential concerns that were not currently known by Coffee  At that time the Special Committee determined to continue discussions with Juice regarding a potential transaction

Executive Summary   Summary of Selected Transaction Terms(1)   Parties to the Transaction: Juice (“Parent” or “Acquiror”)  AcquisitionCo, a wholly-owned subsidiary of Parent(2) Merger Sub, a wholly-owned subsidiary of AcquisitionCo(2)  Coffee (“Company” or “Target”)  Form of Transaction:  Tender Offer and Merger(2) Form of Consideration:  Cash  Transaction Consideration:  $40.00 per share of Coffee common stock Treatment of Restricted Shares, RSU Awards & Options:(3)  Restricted Shares: Accelerated vesting, with each Restricted Share cancelled and converted into the right to receive cash consideration of $40.00 per Restricted Share  RSU Awards: Accelerated vesting for RSU awards prior to 2016, with each RSU Award cancelled and converted into the right to receive cash consideration of $40.00 per common stock equivalent  Options: Accelerated vesting, with each option cancelled and in-the-money options cashed out based on the difference between the $40.00 per share Transaction Consideration and the exercise price  Appraisal Condition:  Parent and its subsidiaries will not be obligated to accept tendered shares in the event that statutory appraisal rights are sought with respect to shares of Coffee common stock representing over 10% of all shares outstanding  Conditions to Closing include:  Participation in the Tender Offer of a majority of holders of Coffee common stock  Participation in the Tender Offer of a minimum of 60% of holders of Coffee common stock not affiliated with Parent or related entities(4)  HSR Act approvals  No-Solicitation:  No-solicitation provision, subject to the following exceptions: (i) fiduciary out in event of receipt of a superior proposal (ii) ability to furnish information to certain third parties in event of receipt of an unsolicited proposal from such parties, in each case prior to acceptance of shares tendered in Tender Offer(5)  Termination Fee:  To be set at approximately 3% of Coffee enterprise value(6) (1) This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction (2) The two-step Transaction will consist of a Tender Offer and “back-end” Merger in accordance with Section 251(h) of the Delaware General Corporation Law, and will be effected through whollyowned subsidiaries of Parent. In the first step Merger Sub will, and AcqusitionCo will cause Merger Sub to, commence a Tender Offer to purchase any and all outstanding shares of Coffee common stock at a price of $40.00 per share in cash (the “Offer Price”). In the second step, which will be undertaken as soon as practicable following the acceptance for payment of tendered shares of Coffee common stock, (i) Merger Sub will merge with the Company, (ii) each outstanding share of Coffee common stock not owned by the Company, Parent, AcquisitionCo or Merger Sub (except for dissenting shares) will be converted into the right to receive a cash amount equal to the Offer Price (the “Merger Consideration” and, together with the Offer Price, as applicable, the “Transaction Consideration”) and (iii) the Company will become a wholly-owned subsidiary of Parent and AcquisitionCo (3) Treatment of stock options and 2016 RSU awards to be confirmed (4) Related entities include, but are not limited to, SPH Group Holdings LLC, Steel Partners Holdings L.P., Warren G. Litchtenstein and Glen M. Kassan, and their affiliates (5) Third parties to be referenced in the Transaction Agreement by way of an exhibit and will consist of parties previously contacted by HL or the Company (6) Termination fee generally imposed if Coffee Board changes or fails to reaffirm recommendation to support contemplated Transaction in the face of or enters into, within a certain time period from execution of the Transaction Agreement, an alternative transaction. Parent expenses also reimbursed subject to $1.0 million cap Source: Draft dated 3/30/2016 of the Agreement and Plan of Merger (“Transaction Agreement”)

Executive Summary

Transaction Value Overview

Privileged & Confidential

Summary of Transaction Value

(dollars and shares in millions, except per share values)

	Security	Shares Outstanding [1]	Per Share Transaction Consideration	
	Common Stock	4.069	$40.00	
Implied Values				
Implied Common Equity				**$162.7**
Adjustments:				
Total Debt [2]				13.5
Cash [3]				(11.0)
Tax-Effected Environmental Liability [4]				6.8
Implied Enterprise Value				**$172.1**
Implied Transaction Multiples [5]				
Pro Forma Adjusted EBITDA				
LTM 12/31/15				6.7x
NFY 2016E				6.5x
NFY+1 2017E				5.6x

Implied Premiums to Historical Stock Trading Prices

Trading Period As of 2/8/16 [6]	Closing Stock Price	Implied Premium of Per Share Transaction Consideration over Average Closing Stock Price
1-Day	$28.95	38.2%
5-Day Average	$28.49	40.4%
10-Day Average	$29.38	36.1%
1-Month Average	$30.66	30.4%
3-Month Average	$31.43	27.3%
6-Month Average	$33.07	20.9%
1-Year Average	$36.93	8.3%

(1) Represents 3.97 million common shares outstanding as of 3/29/16, per Coffee Management, and dilutive securities which include 126K outstanding options under the principal option plan with a weighted average strike price of $23.23, based on assumed exercise of in-the-money options using the treasury stock method. Includes performance-based RSUs granted in 2014 and 2015 convertible into 31K shares of common stock and Board of Directors' restricted stock convertible into 15K shares of common stock that will be accelerated by the Compensation Committee

(2) Per Coffee Management as of 12/31/15

(3) Per Coffee Management as of 12/31/15

(4) Includes the tax-effected accrued environmental liability of $5.8 million, per Coffee Management as of 12/31/15, in addition to $1.0 million PV of tax-effected un-accrued amount as of 12/31/2015, per Coffee Management, and assuming a discount rate of 14.5% (see Appendix for discount rate detail). Both the accrued and un-accrued amounts are tax-effected using an effective tax rate of 33.1%, per Coffee Management (which incorporates impact of tax benefits, NOLs and R&D tax credits)

(5) Multiples not directly comparable to those on page 14 primarily due to pro forma adjustments made to EBITDA to reflect the impact of Davall Gears & Torque Systems acquisitions and tax-effecting of environmental liabilities factored into enterprise value used to calculate multiples, among other factors

(6) Not expressed on a volume weighted average basis, and accordingly not directly comparable to figures on pages 14 and 15

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
E refers to estimated
LTM refers to latest twelve months
NFY refers to next fiscal year
NFY+1 refers to the next fiscal year + 1
NOLs refers to net operating losses
PV refers to present value
R&D refers to research & development
Source: Coffee Management

HOULIHAN LOKEY | 7

Executive Summary   Financial Analysis Summary  Implied Per Share Value Reference Ranges   $65.0 Selected Companies Analysis CY 2015A PF Adj. EBITDA 6.0x - 7.0x Selected Companies Analysis CY 2016E PF Adj. EBITDA 6.0x - 7.0x Selected Transactions Analysis CY 2015A PF Adj. EBITDA 6.5x - 7.5x Discounted Cash Flow Analysis Discount Rate: 13.5% - 15.5% Gordon Growth Rate: 2.0% - 3.0%  25.0 $30.0 $35.0 $40.0 $45.0 $50.0 $55.0 $60.0 $35.92 $36.56 $39.04 $34.32  $42.16 $42.91 $45.28 $43.48 Note: No particular weight was attributed to any single analysis. Refer to page 20 for additional details. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items CY refers to calendar year E refers to estimated PF refers to pro forma Source: Coffee Management

Summary of Certain Changes

Summary of Certain Changes   Financial Analyses – Changes Summary   Changes to Financial Analyses from July 15, 2015(1) to Current Financial Analyses Company Financials  LTM Adjusted EBITDA capitalized declined from $26.5 million to $25.9 million(2)  NFY Adjusted EBITDA capitalized declined from $27.3 million to $26.3 million(3)  Company management revised projections downward to reflect the negative impact of current market conditions to forecasted growth  2016E – Revenue was lowered by 7.4% and Adjusted EBITDA was lowered by 13.3% (with stock-based compensation add-back in each case)(4)  2017E – Revenue was lowered by 8.2% and Adjusted EBITDA was lowered by 12.4% (with stock-based compensation add-back in each case)(4)  2018E – Revenue was lowered by 7.4% and Adjusted EBITDA was lowered by 9.1% (with stock-based compensation add-back in each case)(4)  As previously discussed with the Special Committee, as a result of discussions with our internal review committee in February 2016 and further internal review, we have made changes in the treatment of certain items related to the Company’s financials in our analyses:  Stock-Based Compensation  While Adjusted EBITDA figures included the impact of a stock-based compensation expense add-back in the July 2015 financial analyses, Adjusted EBITDA figures used in the current analyses do not reflect this add-back given (i) no adjustment for stock-based compensation when calculating multiples of selected companies and transactions and (ii) dilutive impact of stock-based compensation is not otherwise accounted for in the case of the DCF analysis  Environmental Liability  The July 2015 analyses only included the accrued environmental liability amount as of 6/30/15 ($12.5 million). The current analysis also includes the present value of the un-accrued liability amount (gross amount of $2.7 million) in addition to the accrued environmental liability as of 12/31/15 ($8.6 million)  Previously the environmental liability was not tax-effected. The current analysis tax-effects both the accrued and un-accrued environmental liability using an effective tax rate of 33.1%, per Coffee Management (which incorporates impact of tax benefits, NOLs and R&D tax credits)  Other Liabilities  Implied equity values derived in the July 2015 analyses deducted deferred compensation and change of control payment liabilities, while the current analyses do not contemplate deductions for these liabilities  Share Count  The July 2015 analyses excluded performance-based RSUs and Board of Director’s restricted stock Summary of Certain Changes  At the discretion of the Compensation Committee, vesting of both performance-based RSUs convertible into 31,253 shares of common stock and Board of Directors’ restricted stock convertible into 15,000 shares of common stock can be accelerated. Per the Special Committee, the Compensation Committee has recently indicated it would elect to accelerate the vesting of such shares in the event of a transaction. Accordingly, the current analyses factor in the impact of these shares  (1) HL presented preliminary valuation materials to the Special Committee on July 15, 2015. While HL shared valuation materials with the Special Committee after July 15th, those materials were used solely for negotiating purposes and expressly stated “the financial analysis performed by Houlihan Lokey for purposes of advising the Special Committee may differ from those set forth herein” (2) LTM Adjusted EBITDA of $26.5 million as of 6/30/15 and includes stock-based compensation of $0.9 million as an add-back. LTM Adjusted EBITDA of $25.9 million as of 12/31/15 and does not include stock-based compensation of $1.0 million as an add-back (3) NFY Adjusted EBITDA of $27.3 million refers to 2015E EBITDA and includes stock-based compensation of $0.8 million as an add-back. NFY Adjusted EBITDA of $26.3 million refers to 2016E EBITDA and does not include stock-based compensation of $0.8 million as an add-back (4) Please refer to following page for further details LTM refers to latest twelve months NFY refers to the next fiscal year for which financial information has not been made public RSU refers to restricted stock unit

Summary of Certain Changes   Management Projections Comparison (July 2015 vs. December 2015)   180.0 $200.0 $220.0 $240.0 $260.0 $280.0 2016E 2017E 2018E July 2015 Presentation Updated Projections - December 2015(1) (1) $31.3 $35.4 $38.8 $26.3 $30.5 $34.8 $0.0 $15.0 $30.0 $45.0 2016E 2017E 2018E July 2015 Presentation Updated Projections - December 2015(1) (1) Management Projections Comparison (July 2015 vs. December 2015) Summary of Certain Changes 11 (millions of USD) (millions of USD) Revenue   Difference: ($17.6) ($20.5) ($19.4) % Change: (7.4%) (8.2%) (7.4%)   Adjusted EBITDA(2)   Difference (with SBC add-back)(2): ($5.0) ($4.2) ($5.0) ($4.4) ($4.1) ($3.5)   % Change (with SBC add-back) (2): (16.0%) (13.3%)   (14.0%) (12.4%) (10.5%) (9.1%) (1) All 2016E-2018E projections reflect full pro forma impact of the Davall and Torque acquisitions. (2) July 2015 Presentation included stock-based compensation as an EBITDA add-back. Updated projections do not add-back stock-based compensation to EBITDA. Stock-based compensation expense in the December 2015 Projections amounts to $0.8 in 2016E, $0.6 in 2017E, $0.5 in 2018E Source: Coffee Management

Summary of Certain Changes  Financial Analyses – Changes Summary (cont.)   Changes to Financial Analyses from July 15, 2015 to Current Financial Analyses (cont.) Selected Companies Analysis  Selected Companies Multiples LTM Adjusted EBITDA Multiple – low declined from 6.4x to 4.7x, high declined from 17.3x to 16.4x  NFY Adjusted EBITDA Multiple – low declined from 5.6x to 3.3x, high increased from 14.3x to 14.7x  Selected Multiples Ranges – both selected multiple ranges were lowered from 7.0x - 8.5x to 6.0x - 7.0x Selected Transactions Analysis  Current analysis considers transactions announced since January 1, 2012 and includes recently announced acquisition of Magnetek Inc. by Columbus McKinnon  July 2015 analysis considered transactions announced since January 1, 2011  As a result, LTM Adjusted EBITDA Multiple – low of 5.0x remained unchanged, high declined from 16.0x to 12.3x  Selected Multiples Range – lowered from 7.5x - 9.0x to 6.5x - 7.5x Discounted Cash Flows Analysis  Selected Discount Rate range was increased from 12.5% - 14.5% to 13.5% - 15.5%  Inputs (i.e. risk-free rate, betas, capital structure, cost of debt, etc.) updated for current data and other information  Revised size premium (from 5.78% corresponding to decile 10 to 8.94% corresponding to decile 10b)(1)  Note: over the same time period BB-rated bond index yields increased from 5.26% to 5.85%, B-rated bond index yields increased from 7.08% to 8.58% and CCC and lower-rated bond index yields increased from 12.03% to 18.93%(2)  Selected Gordon Growth Rate range was lowered from 2.5% - 3.5% to 2.0% - 3.0% based on changes in macroeconomic and business outlook  Per internal review committee guidance, used a three-year forecast from Management’s Strategic Plan. Previously used a five-year forecast, which included three-years from Management’s Strategic Plan and two-years of illustrative extrapolations based on guidance from Management. Management has confirmed that the additional two years are not as reliable as the three-year forecast from Management’s Strategic Plan (1) Size premium from 2015 D&P Valuation Handbook, Appendix 3 and Exhibit 4.7 (2) Based on Yield to Maturity data from Bloomberg, as of 7/15/15 and 3/30/16 LTM refers to latest twelve months

Selected Public Market Observations

Selected Public Market Observations

Selected Information on Common Stock

- Market trading information below and on the pages that follow is as of market close on 2/8/16, the day prior to the public disclosure by the Company in a 13D Amendment filed by affiliates of Juice of the revised proposal of $35.50 per share in cash
- Since announcement the Company's stock has traded in the range of $31.76 to $34.90 per share, and closed at $33.62 as of March 30, 2016.

Market Trading Overview

(in millions, except per share values)

Common Stock Trading Snapshot	TEV Build-Up Publicly Available
Current Stock Price as of 02/08/16 (1)	$28.95
Common Shares Outstanding (2)	3.96
BOD Restricted Stock (3)	0.02
Dilutive Shares (3)(4)	0.07
Fully Diluted Shares	4.04
Market Value of Equity	$117.0
Add: Debt (5)	13.5
Add: Accrued Environmental Liability (6)	10.8
Less: Cash and Cash Equivalents (7)	(5.7)
Current Public Market Enterprise Value (8)	$135.6

Implied Trading Multiples

Coffee Financials(9)	Adj. EBITDA	Implied EV/EBITDA Multiple
LTM 9/30/2015	$21.6	6.3x
2015E - Management Guidance(10)	$22.9	5.9x
2015A(11)	$23.3	5.8x

Stock Information	
1 Week Volume Weighted Average Price ("VWAP") (1)	$28.65
1 Month VWAP (~22 trading days) (1)	$30.59
3 Month VWAP (~65 trading days) (1)	$32.51
6 Month VWAP (~129 trading days) (1)	$34.10
52-week High (1)	$44.00
52-week Low (1)	$26.14
90-day Average Daily Trading Volume (1)	4,226.9
Number of Analysts Covering Stock	0
Total Public Float	
% of Total Shares Outstanding (1)	71.9%

(1) Per Capital IQ, prior to public disclosure of New Juice offer on 2/9/16
(2) Represents 3.96 million common shares outstanding as of 10/23/15, per Coffee's 10-Q, dated 9/30/15
(3) Per Coffee's 10-Q, dated 9/30/15
(4) Represents dilutive securities which include 126K outstanding options under the principal option plan with a weighted average strike price of $23.23, using the treasury stock method and includes performance-based RSUs
(5) Coffee's debt balance as of 9/30/15 is $13.5 million, per Coffee's 10-Q, dated 9/30/15
(6) Accrued Environmental Liability as of 9/30/15 per Coffee's 10-Q, dated 9/30/15
(7) Coffee's cash balance as of 9/30/15 is $5.7 million, per Coffee's 10-Q, dated 9/30/15
(8) Does not take into account deferred tax assets
(9) Financials not pro forma for the full year impact of Torque or Davall transactions and include stock based compensation as an add-back to Adj. EBITDA (which is consistent with how Coffee Management provides guidance to the market)
(10) Midpoint of announced guidance for adjusted EBITDA of $22.4 to $23.4 million
(11) 2015A Adj. EBITDA, per Coffee Management (not publicly disclosed)
Note: Adjusted EBITDA includes public company costs and corporate / headquarter office costs; all market data as of 2/8/2015
E refers to estimated
LTM refers to latest twelve months

Privileged & Confidential

HOULIHAN LOKEY | 14

Selected Public Market Observations   Selected Historical Trading Information    0% 0% 7% 37% 48% 8% 0% 0% 0% 0% 0% 5% 10% 15% 20% 25% 30% 35% 40% 45% 50% $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 0% 0% 4% 23% 30% 33% 10% 0% 0% 0% 0% 5% 10% 15% 20% 25% 30% 35% $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 0% 0% 3% 16% 21% 32% 27% 1% 0% 0% 0% 5% 10% 15% 20% 25% 30% 35% $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 Selected Historical Trading Information Selected Public Market Observations Note: Per Capital IQ as of 2/8/2016, prior to public disclosure of the New Juice offer on 2/9/2016 (1) Based on average VWAP over the given time period (last 3 months, 6 months, 9 months or 12 months) Total Volume: 1.4 mm Average VWAP(1): $37.45 Total Volume: 0.6 mm Average VWAP(1): $34.10 Total Volume: 1.0 mm Average VWAP(1): $36.06 Total Volume: 0.3 mm Average VWAP(1): $32.51 15 Last Twelve Months Last Nine Months  Last Six Months   Last Three Months   0% 0% 10% 20% 30% 40% 50% 60% 70% $22 - $25 $25 - $28 $28 - $31 $31 - $34 $34 - $37 $37 - $40 $40 - $43 $43 - $46 $46 - $49 $49 - $52 0% 0% 17% 64% 19% 0% 0% 0% 0%

Selected Public Market Observations   Stock Trading History   400 (150%) (100%) (50%) 0% 50% 100% 150% 200% 250% Feb-06 Feb-07 Feb-08 Feb-09 Feb-10 Feb-11 Feb-12 Feb-13 Feb-14 Feb-15 Feb-16 Coffee - Volume Coffee - Share Price S&P 500 Index (^SPX) - Index Value Coffee Volume (thousands)   Relative Stock Price Performance and Volume   Relative Percentage Price Change   Selected Developments  A. August 2007: Announced Q2’07 earnings, EPS rose $0.16 y/o/y ($0.49 vs. $0.33)  B. August 2008: Announced Q2’08 earnings, EPS fell $0.19 y/o/y ($0.30 vs. $0.49)  C. November 2009: Announced Q3’09 earnings, reports EPS of $0.41, versus the consensus analyst estimate of $0.07  D. May 2012: Announced Q1’12 earnings, EPS fell y/o/y ($0.31 reported EPS vs. $0.79 consensus analyst estimate)  E. November 2012: Announced a cash dividend of $2.00 per share, payable in cash on December 17, 2012  F. November 2013: Announced Q3’13 earnings, EPS grew y/o/y ($0.82 reported EPS vs. $0.69 consensus analyst estimate)  G. August 2014: Announced Q2’14 earnings, EPS grew y/o/y ($1.37 reported EPS vs. $0.54 consensus analyst estimate)  H. M&A Announcement: November 2014: Publicly announced and closed the divestiture of RFL Electronics for $20 million in cash  I. Share Repurchase Announcement: December 2014: Publicly announced the authorization of up to 420,000 shares of its common stock at up to $42 per share  J. Announcement of Dutch Auction Tender Results: April 2015: Publicly announced that 160,334 shares of common stock were tendered at $42 per share  K. M&A Announcement: May 2015: Coffee announced and closed the acquisition of Torque Systems for $9 million in cash  L. M&A Announcement: June 2015: Coffee receives unsolicited offer from Juice  M. M&A Announcement: July 2015: Coffee announced and closed the acquisition of Davall Gears for $20 million in cash  N. November 2015: Announced Q3’15 earnings, EPS fell y/o/y ($0.29 vs. $0.69) Source: Capital IQ and Public Press Releases

Selected Public Market Observations   Three Year VWAP and Daily Trading Volume   140,000 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 $50.0 $55.0 Feb-13 May-13 Aug-13 Nov-13 Feb-14 May-14 Aug-14 Nov-14 Feb-15 May-15 Aug-15 Nov-15 Feb-16 Daily Trading Volume Volume Weighted Price Average Coffee - Volume Coffee - Volume Weighted Avg Price   0 20,000 40,000 60,000 80,000 100,000 120,000   Source: Capital IQ as of 2/8/16, prior to public disclosure of the New Juice offer on 2/9/16

Selected Public Market Observations

Selected Companies Trading Multiples Over Time

Enterprise Value / LTM EBITDA


Power Management and Electronic Filters[1]
Motion Control[2]
Coffee
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
Feb-06
Feb-07
Feb-08
Feb-09
Feb-10
Feb-11
Feb-12
Feb-13
Feb-14
Feb-15
Feb-16
As of 2/8/16
10-Year Average
10.2x
10.2x
8.6x
8.6x
5.7x[3]
5.6x
Current Coffee LTM Trading Multiple
6.3x[4]

Privileged & Confidential

Source: Capital IQ, as of 2/8/16, prior to public disclosure of the New Juice offer on 2/9/16

(1) *Includes AcBel Polytech, Schaffner Holding, Delta Electronics, Bel Fuse, XP Power, TDK Corporation, Cosel, and CyberPower Systems; from Nov 30, 2009 the index excludes Schaffner due to unusual trends; from July 17, 2006 to Jan 14, 2008 the index excludes AcBel due to AcBel's unusual trends; CyberPower is not listed on an exchange until April 24, 2008*

(2) *Includes Danaher, Parker – Hannifin, Woodward, Moog, Nidec and Allied Motion Technologies*

(3) *Capital IQ multiple does not reflect the publicly disclosed environmental liability*

(4) *Trading multiple as of 2/8/16 prior to the revised offer. Reflects publicly available information on the LTM financial performance, environmental liability and cash balance from Coffee's 10-Q dated 9/30/2015*

HOULIHAN LOKEY | 18

Financial Analyses

Financial Analyses

Financial Analysis Summary

Implied Per Share Value Reference Ranges

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis CY 2015A Pro Forma Adjusted EBITDA			Selected Companies Analysis CY 2016E Pro Forma Adjusted EBITDA			Selected Transactions Analysis CY 2015A Pro Forma Adjusted EBITDA			Discounted Cash Flow Analysis - Gordon Growth		
Corresponding Base Amount		$25.9			$26.3			$25.9				
Selected Multiples Range	6.0x	--	7.0x	6.0x	--	7.0x	6.5x	--	7.5x			
Implied Enterprise Value Reference Range	**$155.2**	--	**$181.0**	**$157.8**	--	**$184.1**	**$168.1**	--	**$193.9**	**$148.5**	--	**$186.5**
Cash as of 12/31/15 [1]	$11.0	--	$11.0	$11.0	--	$11.0	$11.0	--	$11.0	$11.0	--	$11.0
Implied Total Enterprise Value Reference Range	**$166.1**	--	**$192.0**	**$168.8**	--	**$195.1**	**$179.1**	--	**$204.9**	**$159.5**	--	**$197.5**
Total Debt as of 12/31/15 [2]	($13.5)	--	($13.5)	($13.5)	--	($13.5)	($13.5)	--	($13.5)	($13.5)	--	($13.5)
Tax-Effected Environmental Liability as of 12/31/15 [3]	($6.8)	--	($6.8)	($6.8)	--	($6.8)	($6.8)	--	($6.8)	($6.8)	--	($6.8)
Implied Total Equity Value Reference Range	**$145.8**	--	**$171.7**	**$148.5**	--	**$174.8**	**$158.8**	--	**$184.6**	**$139.2**	--	**$177.2**
Fully Diluted Shares Outstanding [4]	4.060	--	4.072	4.062	--	4.074	4.067	--	4.077	4.056	--	4.074
Implied Per Share Reference Range	$35.92	--	$42.16	$36.56	--	$42.91	$39.04	--	$45.28	$34.32	--	$43.48

Note: Per Coffee Management and Coffee's 10-K, dated 12/31/15, the Company has approximately $6.1 million of net deferred tax assets, which primarily relate to tax savings upon payment of environmental liabilities and are reflected in the tax-effected environmental liability estimates. The remainder relates to NOLs and R&D tax credits, which per Company management, are reflected in the 33.1% effective tax rate estimates provided

(1) Per Coffee Management as of 12/31/15

(2) Debt includes balance sheet debt of $13.5 million, per Coffee Management, as of 12/31/15

(3) Includes the tax-effected accrued environmental liability of $5.8 million, per Coffee Management as of 12/31/15, in addition to $1.0 million PV of tax-effected un-accrued amount as of 12/31/2015, per Coffee Management, and assuming a discount rate of 14.5% (see Appendix for discount rate detail). Both the accrued and un-accrued amounts are tax-effected using an effective tax rate of 33.1%, per Coffee Management (which incorporates impact of tax benefits, NOLs and R&D tax credits)

(4) Represents 3.97 million common shares outstanding as of 3/29/16, per Coffee Management, and dilutive securities which include 126K outstanding options under the principal option plan with a weighted average strike price of $23.23, based on assumed exercise of in-the-money options using the treasury stock method. Includes performance-based RSUs granted in 2014 and 2015 convertible into 31K shares of common stock and Board of Directors' restricted stock convertible into 15K shares of common stock that will be accelerated by the Compensation Committee

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items
E refers to estimated
CY refers to calendar year
NOLs refers to net operating losses
PV refers to present value
R&D refers to research & development
RSU refers to restricted stock unit
Source: Coffee Management

Privileged & Confidential

HOULIHAN LOKEY | 20

Financial Analyses   Selected Historical and Pro Forma Projected Financial Data - Consolidated   (dollars in millions) Fiscal Year Ending December 31, CAGR CAGR 2013 [2] 2014 2015 2016E 2017E 2018E 2013 to 2015 2016E to 2018E Pro Forma Revenues, Net $205.4 $225.1 $210.5 $218.8 $229.4 $242.9 1.2% 5.4% Growth % 2.6% 9.6% -6.5% 3.9% 4.8% 5.9% Revenues, Net $184.7 $204.4 $199.9 $218.8 $229.4 $242.9 4.0% 5.4% Cost of Sales (Goods Sold) (127.6) (140.0) (135.0) (144.3) (149.4) (157.3) Gross Profit $57.1 $64.4 $64.8 $74.5 $80.0 $85.6 Margin % 30.9% 31.5% 32.4% 34.1% 34.9% 35.2% General & Administrative (15.8) (18.4) (21.3) (23.2) (23.4) (23.6) R&D and Sales & Marketing (25.7) (25.5) (25.2) (30.4) (31.6) (33.2) Depreciation & Amortization 2.1 2.3 3.9 5.4 5.5 6.0 Total Adjustments [3] 0.4 0.4 1.1 (0.0) 0.0 0.0 Pro Forma Acquisition Adjustments [4] 4.0 4.0 2.5 Pro Forma Adjusted EBITDA $22.1 $27.2 $25.9 $26.3 $30.5 $34.8 8.3% 15.0% Margin % 10.7% 12.1% 12.3% 12.0% 13.3% 14.3% Growth % 19.3% 23.2% -4.8% 1.7% 15.8% 14.1% Depreciation & Amortization (2.1) (2.3) (3.9) (5.4) (5.5) (6.0) Pro Forma Adjusted EBIT $20.0 $24.9 $21.9 $20.9 $25.0 $28.8 4.8% 17.3% Margin % 9.7% 11.0% 10.4% 9.6% 10.9% 11.9% Acquisition-related costs $0.0 $0.6 $1.6 $0.3 $0.3 $0.3 Gain on sale of available for sale securities 0.0 (1.7) 0.0 0.0 0.0 0.0 Gain on sale of China land rights 0.0 (0.9) 0.0 0.0 0.0 0.0 Unrealized loss / (gain) on FX contracts 0.1 0.8 (0.1) 0.0 0.0 0.0 Accounting adjustments and other items 0.3 1.5 (0.4) (0.3) (0.2) (0.2) Total Adjustments $0.4 $0.4 $1.1 ($0.0) $0.0 $0.0   Historical and Projected Revenue and EBITDA(1) (1) The Company recently acquired Torque Systems and Davall Gears. Historical financials are only pro forma for revenue and EBITDA (i.e. not cost of sales, etc.). Per Coffee Management, projected financials fully reflect the projected financial impact of both acquisitions (2) 2013 financial data was not available for the two acquisitions, 2013 financials are pro forma using 2014 actuals, per Company Management (3) Breakdown of total adjustments is included below Pro Forma Adjusted EBIT (4) 2014 financials were pro forma based on actual results, 2015A was pro forma based on management’s estimates of annual run-rate results less the partial year results in 2015A Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items CAGR refers to compound annual growth rate E refers to estimated FX refers to foreign exchange R&D refers to research & development Source: Coffee Management

Financial Analyses   Selected Companies Analysis   (dollars in millions, except per share values) Share Equity Market Enterprise Enterprise Value(1) to Adjusted EBITDA Selected Company Price (2) Value (2)(3) Value (1)(2) LTM/CY 2015E (4) CY 2016E (4) Power Management & Electronic Filters Delta Electronics Inc. $4.40 $11,551.0 $10,575.2 11.3x 11.1x TDK Corporation $55.09 7,239.8 7,469.4 4.7x 3.3x XP Power Ltd. $22.90 439.2 445.7 10.5x 10.0x Bel Fuse Inc. $14.80 175.8 277.9 5.1x NA Cosel Co., Ltd.(5) $9.74 358.5 289.6 9.1x 8.9x AcBel Polytech Inc. $0.82 427.7 334.0 9.9x NA Schaffner Holding AG(6) $214.78 137.1 150.1 9.6x 8.4x CyberPower Systems, Inc. $2.91 236.1 188.7 8.0x 5.0x Low 4.7x 3.3x High 11.3x 11.1x Median 9.4x 8.6x Mean 8.5x 7.8x Motion Control Danaher Corp. $95.03 $66,188.4 $78,266.1 16.4x 14.7x Nidec Corporation $68.77 20,781.0 20,567.4 12.2x 10.4x Parker-Hannifin Corporation $110.99 15,182.8 16,617.1 9.9x 10.3x Woodward, Inc. $52.62 3,327.4 4,130.0 12.8x 11.2x Moog Inc. $45.94 1,701.9 2,520.0 7.7x 8.1x Allied Motion Technologies Inc. $17.02 158.1 205.5 7.1x NA Low 7.1x 8.1x High 16.4x 14.7x Median 11.1x 10.4x Mean 11.0x 10.9x Low 4.7x 3.3x High 16.4x 14.7x Median 9.8x 10.0x Mean 9.6x 9.2x   Note: No company used in this analysis for comparative purposes is identical to the Company (1) Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents (2) Based on closing prices as of 3/30/16 (3) Based on fully diluted common shares (4) Multiples based on forward-looking financial information may have been calendarized to the Company’s fiscal year end, except Cosel Co., LTD. which has reported through 2/20/16 and was not calendarized for the two months of 2016 (5) Cosel Co. Ltd. LTM Adjusted EBITDA multiple as of 2/20/16 is 8.3x. (6) Schaffner Holding AG LTM Adjusted EBITDA multiple as of 9/30/15 is 9.7x. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items LTM refers to the mostly recently completed 12-month period for which financial information has been made public CY refers to calendar year E refers to estimated NMF refers to not meaningful figure Sources: SEC filings, Capital IQ, Bloomberg

Financial Analyses

Selected Transactions Analysis

Privileged & Confidential

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Revenue	Transaction Value / LTM Adjusted EBITDA [2]	LTM Adjusted EBITDA Margin % [2]
7/27/2015	9/2/2015	Magnetek Inc.	Columbus McKinnon	$169.0	$113.6	12.3x	12.1%
12/15/2014	12/13/2014	Domestic Subsidiaries And Foreign Subsidiaries of Emerson Network Power	Regal Beloit Corporation	$1,440.0	$600.0	NA	NA
6/26/2014	11/5/2014	S.C.Retrasib S.A. Sibiu	Starkstrom-Gerätebau GmbH	$16.9	$13.5	9.5x	13.1%
6/5/2014	7/17/2014	Noratel AS	Acal plc	$122.5	$132.3	7.4x	12.6%
5/16/2014	5/16/2014	Emerson Network Power Inc. and Emerson Network Power Ltd.	Bel Fuse Inc.	$90.7	NA	NA	NA
4/28/2014	4/25/2014	ABB Power One Solutions	Bel Fuse Inc.	$110.0	$251.5	NA	NA
4/3/2014	9/30/2014	Custom Sensors & Technologies, Inc.	The Carlyle Group; PAI	$900.0	$600.0	NA	NA
9/9/2013	12/9/2013	Molex Incorporated	Koch Industries, Inc	$6,740.0	$3,620.4	11.2x	16.6%
8/22/2013	8/22/2013	Globe Motors, Inc.	Allied Motion Technologies Inc.	$90.0	$106.5	NA	NA
8/6/2013	7/31/2013	Artesyn Technologies, Inc. (nka:Artesyn Embedded Technologies Inc.)	Platinum Equity, LLC	$588.2	$1,400.0	NA	NA
4/22/2013	4/21/2013	Power-One Inc.	ABB Ltd.	$656.4	$1,001.4	5.8x	11.2%
3/8/2013	4/4/2013	Groupe Myrra	Acal plc	$10.5	$23.0	5.0x	9.1%
4/12/2012	4/12/2012	Applied Kilovolts Group Holdings Limited	ITT Exelis Geospatial Systems	$24.0	$13.2	NA	NA
1/30/2012	5/16/2012	Thomas & Betts Corp	ABB Control Inc.	$3,879.4	$2,297.5	10.1x	16.8%
Low				$10.5	$13.2	5.0x	9.1%
High				$6,740.0	$3,620.4	12.3x	16.8%
Median				$145.8	$251.5	9.5x	12.6%
Mean				$1,059.8	$782.5	8.8x	13.1%

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction
(1) Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement
(2) Based on reported metric for the most recent LTM period prior to the announcement of the transaction
Adjusted EBITDA refers to Earnings Before Interest, Taxes, and Depreciation & Amortization, adjusted for certain non-recurring items
Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items
NA refers to not available
NMF refers to not meaningful figure
Sources: SEC Filings, Press Releases, Capital IQ

HOULIHAN LOKEY | 23

Financial Analyses   Discounted Cash Flows   (dollars in millions) Projected FYE December 31, Terminal Value 2016E 2017E 2018E Assumptions [4] PV of Terminal Value Revenues, Net $218.8 $229.4 $242.9 $242.9 as a % of Enterprise Value Growth % 3.9% 4.8% 5.9% 5.9% Discount Rate [2] 2.00% 2.50% 3.00% 13.5% 74.5% 75.4% 76.4% Pro Forma Adjusted EBITDA $26.3 $30.5 $34.8 $34.8 14.0% 73.6% 74.5% 75.5% Margin % 12.0% 13.3% 14.3% 14.3% 14.5% 72.7% 73.6% 74.5% Depreciation & Amortization (5.4) (5.5) (6.0) (4.0) 15.0% 71.9% 72.7% 73.6% Pro Forma Adjusted EBIT $20.9 $25.0 $28.8 $30.7 15.5% 71.0% 71.9% 72.8% Taxes [1] (6.9) (8.3) (9.5) (10.2) Unlevered Earnings $14.0 $16.7 $19.3 $20.6 Depreciation & Amortization 5.4 5.5 6.0 4.0 Capital Expenditures (4.9) (5.5) (4.0) (4.0) Change in Net Working Capital 2.6 (1.7) (1.2) (1.2) Unlevered Free Cash Flows $17.0 $15.0 $20.0 $19.3 Present Value PV of Terminal Value Based of Cash Flows on Perpetual Growth Rate for Implied Enterprise Value Implied 2018E Adjusted EBITDA Discount Rate [2] (2016E - 2018E) 2018E Unlevered Free Cash Flow Terminal Multiple [3] 2.00% 2.50% 3.00% 2.00% 2.50% 3.00% Discount Rate [2] 2.00% 2.50% 3.00% 13.5% $44.0 $128.8 $135.3 $142.4 $172.8 $179.3 $186.5 13.5% 5.3x 5.5x 5.8x 14.0% $43.8 $122.2 $128.2 $134.6 $166.0 $171.9 $178.4 14.0% 5.0x 5.3x 5.6x 14.5% $43.5 + $116.2 $121.6 $127.5 = $159.7 $165.1 $171.1 14.5% 4.9x 5.1x 5.3x 15.0% $43.3 $110.6 $115.6 $121.0 $153.9 $158.9 $164.3 15.0% 4.7x 4.9x 5.1x 15.5% $43.1 $105.5 $110.1 $115.0 $148.5 $153.1 $158.1 15.5% 4.5x 4.7x 4.9x   Note: Present values as of 3/30/16; mid-year convention applied, stock based compensation treated as cash outflow to approximate dilutive impact (1) Assumes 33.1% effective tax rate per Coffee Management (which, per Coffee Management, incorporates impact of tax benefits, NOLs and R&D tax credits) (2) Refer to the Appendix for WACC calculation (3) Implied from corresponding discount rate and perpetual growth rate applied to 2018E unlevered free cash flow (4) Terminal value assumes the same income statement and working capital from 2018E and that depreciation and amortization will be equal to capital expenditures in perpetuity Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items Adjusted EBIT refers to Earnings Before Interest and Taxes, adjusted for certain non-recurring items E refers to estimated NOLs refers to net operating losses PV refers to present value R&D refers to research & development WACC refers to weighted average cost of capital Source: Coffee Management projections

Appendix

Appendix Weighted Average Cost of Capital Calculation

Weighted Average Cost of Capital Calculation   Weighted Average Cost of Capital Summary   Market Capital Structure Cost of Equity for Assumptions Assumptions Computed WACC Risk-Free Rate of Return [1] 2.20% Debt to Total Capitalization [5] 17.0% Selected Unlevered Beta [6] 0.86 Equity Risk Premium [2] 6.25% Preferred Stock to Total Capitalization [5] 0.0% Computed Levered Beta [7] 0.98 Size Premium [3] 8.94% Equity Market Value to Total Capitalization [5] 83.0% Cost of Equity [8] 17.2% Tax Rate [4] 33.10% Debt to Equity Market Value 20.5% Preferred Stock to Equity Market Value 0.0% Cost of Debt [5] 1.7% Cost of Preferred Stock [5] 0.0% Company Specific Decile Beta 1.37 Computed Weighted Average Cost of Capital [9] 14.5% Selected Weighted Average Cost of Capital Range 13.5% - - 15.5%   (1) Risk-Free Rate of Return as of 3/30/16, based on 20-year U.S. Treasury Bond Yield (2) Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials (3) 2015 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7 (4) Per Coffee Management (5) Based on review of corresponding metrics of selected companies and the mean cost of debt of those companies as listed on the following page (6) Based on review of selected companies’ unlevered betas listed on the following page (7) Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt to Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock to Equity Market Value)). Based on Market and Capital Structure Assumptions (8) Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions (9) Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization). Based on "Cost of Equity for Computed WACC" and Market and Capital Structure Assumptions Sources: SEC filings, Capital IQ, Bloomberg

Weighted Average Cost of Capital Calculation

Selected Companies WACC Analysis

(dollars in millions)

Selected Company	Debt [1]	Preferred Stock [2]	Equity Market Value [3]	Total Capitalization [4]	Debt to Equity Market Value	Debt to Total Capitalization	Preferred Stock to Equity Market Value	Preferred Stock to Total Capitalization	Equity Market Value to Total Capitalization
Danaher Corp.	$12,794.8	$0.0	$66,188.4	$78,983.2	19.3%	16.2%	0.0%	0.0%	83.8%
Parker-Hannifin Corporation	3,299.2	0.0	15,182.8	18,482.0	21.7%	17.9%	0.0%	0.0%	82.1%
Delta Electronics Inc.	470.1	0.0	11,551.0	12,021.1	4.1%	3.9%	0.0%	0.0%	96.1%
Woodward, Inc.	887.0	0.0	3,327.4	4,214.4	26.7%	21.0%	0.0%	0.0%	79.0%
Moog Inc.	1,132.4	0.0	1,701.9	2,834.3	66.5%	40.0%	0.0%	0.0%	60.0%
Allied Motion Technologies Inc.	68.8	0.0	158.1	226.8	43.5%	30.3%	0.0%	0.0%	69.7%
AcBel Polytech Inc.	1.1	0.0	427.7	428.8	0.3%	0.3%	0.0%	0.0%	99.7%
Schaffner Holding AG	39.2	0.0	137.1	176.3	28.6%	22.2%	0.0%	0.0%	77.8%
CyberPower Systems, Inc.	0.0	0.0	236.1	236.1	0.0%	0.0%	0.0%	0.0%	100.0%
Bel Fuse Inc.	187.2	0.0	175.8	363.0	106.5%	51.6%	0.0%	0.0%	48.4%
XP Power Ltd.	12.4	0.0	439.2	451.6	2.8%	2.7%	0.0%	0.0%	97.3%
Cosel Co., Ltd.	0.0	0.0	358.5	358.5	0.0%	0.0%	0.0%	0.0%	100.0%
TDK Corporation	3,169.0	0.0	7,239.8	10,408.8	43.8%	30.4%	0.0%	0.0%	69.6%
Nidec Corporation	2,597.2	0.0	20,781.0	23,378.2	12.5%	11.1%	0.0%	0.0%	88.9%
Median	$328.6	$0.0	$1,070.5	$1,642.9	20.5%	17.0%	0.0%	0.0%	83.0%
Mean	$1,761.3	$0.0	$9,136.0	$10,897.4	26.9%	17.7%	0.0%	0.0%	82.3%
Coffee	13.5	0.0	135.2	148.7	10.0%	9.1%	0.0%	0.0%	90.9%

Selected Company	Levered Beta [5]	Unlevered Beta [6]	Equity Risk Premium [7]	Size Premium [8]	Cost of Equity [9]	Cost of Debt [10]	Cost of Preferred Stock [11]	WACC [12]
Danaher Corp.	1.05	0.93	6.25%	-0.36%	8.4%	1.7%	0.0%	7.2%
Parker-Hannifin Corporation	1.47	1.28	6.25%	0.63%	12.0%	4.3%	0.0%	10.4%
Delta Electronics Inc.	1.05	1.02	6.25%	0.63%	9.4%	0.9%	0.0%	9.0%
Woodward, Inc.	1.52	1.29	6.25%	1.60%	13.3%	3.5%	0.0%	11.0%
Moog Inc.	1.33	0.92	6.25%	1.74%	12.3%	2.6%	0.0%	8.1%
Allied Motion Technologies Inc.	1.09	0.85	6.25%	8.94%	18.0%	7.5%	0.0%	14.1%
AcBel Polytech Inc.	1.39	1.39	6.25%	2.69%	13.6%	1.2%	0.0%	13.5%
Schaffner Holding AG	0.59	0.49	6.25%	8.94%	14.8%	0.8%	0.0%	11.6%
CyberPower Systems, Inc.	0.69	0.69	6.25%	4.22%	10.8%	1.2%	0.0%	10.8%
Bel Fuse Inc.	1.38	0.80	6.25%	8.94%	19.8%	2.5%	0.0%	10.4%
XP Power Ltd.	0.47	0.46	6.25%	2.69%	7.8%	2.3%	0.0%	7.6%
Cosel Co., Ltd.	0.82	0.82	6.25%	2.69%	10.0%	0.0% *	0.0%	10.0%
TDK Corporation	1.12	0.87	6.25%	0.91%	10.1%	0.9%	0.0%	7.2%
Nidec Corporation	0.88	0.81	6.25%	0.63%	8.3%	1.7%	0.0%	7.5%
Median	1.07	0.86			11.4%	1.7%	0.0%	10.2%
Mean	1.06	0.90			12.0%	2.4%	0.0%	9.9%
Coffee	0.67	0.63	6.25%	8.94%	15.3%	1.4%	0.0%	14.0%

Note: No company used in this analysis for comparative purposes is identical to the Company; Asterisk denotes figure was excluded from the analysis

(1) Debt amount based on most recent public filing as of 3/30/16

(2) Preferred stock amount as stated in most recent public filing as of 3/30/16

(3) Equity market value based on closing price on 3/30/16 and on reported fully-diluted shares as of 3/30/16

(4) Total capitalization equal to equity market value + debt outstanding + preferred stock

(5) Based on actual beta, per Bloomberg 5 year weekly beta as of 3/30/16

*(6) Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt to Equity Market Value)) + (Preferred Stock to Equity Market Value))*

(7) Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials

(8) 2015 Duff & Phelps Valuation Handbook, Appendix 3 and Exhibit 4.7

*(9) Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of 3/30/16, based on 20-year U.S. Treasury Bond Yield*

(10) Based on selected company weighted average interest rate per most recent public filings

(11) Based on selected company weighted average preferred dividend per most recent public filings

*(12) Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization)*

Sources: SEC filings, Capital IQ, Bloomberg

Privileged & Confidential

HOULIHAN LOKEY | 28

Appendix Benchmarking Data

Benchmarking Data

Selected Companies Benchmarking

Size (LTM Revenue, millions)	
Power Management & Electronic Filters	
TDK Corporation	$10,389.2
Delta Electronics Inc.	$6,309.0
AcBel Polytech Inc.	$646.1
Bel Fuse Inc.	$567.1
Coffee	**$210.5**
Schaffner Holding AG	$209.4
CyberPower Systems, Inc.	$198.2
Cosel Co., Ltd.	$195.1
XP Power Ltd.	$158.0
Motion Control	
Danaher Corp.	$21,996.8
Parker-Hannifin Corporation	$11,881.8
Nidec Corporation	$10,395.6
Moog Inc.	$2,463.5
Woodward, Inc.	$1,995.8
Allied Motion Technologies Inc.	$232.4
Coffee	**$210.5**

Size [1] (Enterprise Value as of 3/30/16, millions)	
Power Management & Electronic Filters	
Delta Electronics Inc.	$10,575.2
TDK Corporation	$7,469.4
XP Power Ltd.	$445.7
AcBel Polytech Inc.	$334.0
Cosel Co., Ltd.	$289.6
Bel Fuse Inc.	$277.9
CyberPower Systems, Inc.	$188.7
Schaffner Holding AG	$150.1
Coffee[4]	**$135.6**
Motion Control	
Danaher Corp.	$78,266.1
Nidec Corporation	$20,567.4
Parker-Hannifin Corporation	$16,617.1
Woodward, Inc.	$4,130.0
Moog Inc.	$2,520.0
Allied Motion Technologies Inc.	$205.5
Coffee[4]	**$135.6**

Historical Growth [2][3] (CY 2013 to CY 2015E Revenue)	
Power Management & Electronic Filters	
CyberPower Systems, Inc.	14.1%
TDK Corporation	10.0%
Delta Electronics Inc.	7.2%
Cosel Co., Ltd.	5.8%
XP Power Ltd.	4.2%
Coffee	**1.2%**
Schaffner Holding AG	0.8%
AcBel Polytech Inc.	-8.0%
Bel Fuse Inc.	-9.1%
Motion Control	
Nidec Corporation	17.7%
Danaher Corp.	7.3%
Allied Motion Technologies Inc.	2.9%
Woodward, Inc.	2.3%
Coffee	**1.2%**
Moog Inc.	-2.1%
Parker-Hannifin Corporation	-4.3%

Historical Growth [3] (CY 2014 to CY 2015E Revenue)	
Power Management & Electronic Filters	
CyberPower Systems, Inc.	22.6%
XP Power Ltd.	8.5%
TDK Corporation	8.4%
Delta Electronics Inc.	6.7%
Cosel Co., Ltd.	1.4%
Schaffner Holding AG	-3.9%
Coffee	**-6.5%**
Bel Fuse Inc.	-8.9%
AcBel Polytech Inc.	-13.5%
Motion Control	
Nidec Corporation	16.7%
Woodward, Inc.	1.6%
Danaher Corp.	0.0%
Moog Inc.	-4.2%
Coffee	**-6.5%**
Allied Motion Technologies Inc.	-6.9%
Parker-Hannifin Corporation	-7.4%

Projected Growth [3] (CY 2015E to CY 2016E Revenue)	
Power Management & Electronic Filters	
XP Power Ltd.	7.7%
CyberPower Systems, Inc.	5.5%
Delta Electronics Inc.	5.4%
Coffee	**3.9%**
AcBel Polytech Inc.	3.5%
Schaffner Holding AG	3.3%
TDK Corporation	1.3%
Cosel Co., Ltd.	-0.1%
Bel Fuse Inc.	-2.5%
Motion Control	
Nidec Corporation	8.5%
Woodward, Inc.	4.7%
Coffee	**3.9%**
Danaher Corp.	3.5%
Moog Inc.	0.4%
Parker-Hannifin Corporation	-4.2%
Allied Motion Technologies Inc.	NA

Privileged & Confidential

Note: No company used in this analysis for comparative purposes is identical to the Company
(1) Based on public trading prices of common stock
(2) Coffee CY 2013 Revenue is pro forma using 2014 revenue from Davall Gears and Torque Systems due to a lack of historical financial data from the two companies, per Company Management
(3) Pro forma for Davall & Torque acquisitions
(4) Public market enterprise value as of 2/8/2016 (see page 14 for detail)
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months
NA refers to not available
Sources: Public Company Filings, Wall Street Equity Research, Bloomberg Consensus Estimates and Capital IQ

HOULIHAN LOKEY | 30

Benchmarking Data   Selected Companies Benchmarking (cont.)   Projected Growth [1] Projected Growth [1] Historical Growth [1][2] Historical Growth [1] Projected Growth [1] (CY 2016E to CY 2017E Adjusted Revenue) (CY 2015E to CY 2017E Adjusted Revenue) (CY 2013 to CY 2015E Adjusted EBITDA) (CY 2014 to CY 2015E Adjusted EBITDA) (CY 2015E to CY 2016E Adjusted EBITDA) Name Value Name Value Power Management & Electronic Filters Power Management & Electronic Filters Power Management & Electronic Filters Power Management & Electronic Filters Power Management & Electronic Filters Delta Electronics Inc. 6.6% Delta Electronics Inc. 6.0% Bel Fuse Inc. 82.6% CyberPower Systems, Inc. 49.8% CyberPower Systems, Inc. 57.7% Schaffner Holding AG 6.0% XP Power Ltd. 5.9% TDK Corporation 23.5% TDK Corporation 21.2% TDK Corporation 43.9% Coffee 4.8% Schaffner Holding AG 4.6% CyberPower Systems, Inc. 22.9% XP Power Ltd. 6.5% Schaffner Holding AG 15.1% XP Power Ltd. 4.1% Coffee 4.4% Coffee 8.3% Delta Electronics Inc. -4.2% XP Power Ltd. 5.4% Cosel Co., Ltd. 2.7% Cosel Co., Ltd. 0.8% XP Power Ltd. 6.3% Coffee -4.8% Cosel Co., Ltd. 2.9% TDK Corporation -0.7% TDK Corporation 0.3% Delta Electronics Inc. 2.4% Bel Fuse Inc. -6.1% Delta Electronics Inc. 1.7% CyberPower Systems, Inc. NA CyberPower Systems, Inc. NA Cosel Co., Ltd. -4.0% Cosel Co., Ltd. -18.8% Coffee 1.7% AcBel Polytech Inc. NA Bel Fuse Inc. NA Schaffner Holding AG -7.7% AcBel Polytech Inc. -22.7% AcBel Polytech Inc. NA Bel Fuse Inc. NA AcBel Polytech Inc. NA AcBel Polytech Inc. -18.5% Schaffner Holding AG -26.0% Bel Fuse Inc. NA Motion Control Motion Control Motion Control Motion Control Motion Control Nidec Corporation 7.3% Nidec Corporation 7.9% Nidec Corporation 29.7% Nidec Corporation 20.9% Nidec Corporation 17.6% Woodward, Inc. 6.5% Woodward, Inc. 5.6% Allied Motion Technologies Inc. 14.0% Woodward, Inc. 3.5% Woodward, Inc. 14.1% Coffee 4.8% Coffee 4.4% Coffee 8.3% Danaher Corp. 2.8% Danaher Corp. 11.4% Danaher Corp. 3.9% Danaher Corp. 3.7% Danaher Corp. 5.8% Coffee -4.8% Coffee 1.7% Moog Inc. 3.1% Moog Inc. 1.8% Woodward, Inc. 3.6% Moog Inc. -7.3% Parker-Hannifin Corporation -3.9% Parker-Hannifin Corporation 1.8% Parker-Hannifin Corporation -1.3% Parker-Hannifin Corporation -2.0% Parker-Hannifin Corporation -7.6% Moog Inc. -4.4% Allied Motion Technologies Inc. NA Allied Motion Technologies Inc. NA Moog Inc. -4.2% Allied Motion Technologies Inc. -7.8% Allied Motion Technologies Inc. NA   Note: No company used in this analysis for comparative purposes is identical to the Company (1) Pro forma for Davall & Torque acquisitions (2) Coffee CY 2013 Revenue is pro forma using 2014 revenue from Davall Gears and Torque Systems due to a lack of historical financial data from the two companies, per Company Management Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items NA refers to not available Sources: Public Company Filings, Wall Street Equity Research, Bloomberg Consensus Estimates and Capital IQ

Benchmarking Data

Selected Companies Benchmarking (cont.)

Projected Growth [1] (CY 2016E to CY 2017E Adjusted EBITDA)	
Power Management & Electronic Filters	
Schaffner Holding AG	35.3%
Cosel Co., Ltd.	18.7%
Coffee	15.8%
Delta Electronics Inc.	12.9%
XP Power Ltd.	7.0%
TDK Corporation	-13.9%
CyberPower Systems, Inc.	NA
AcBel Polytech Inc.	NA
Bel Fuse Inc.	NA
Motion Control	
Coffee	15.8%
Nidec Corporation	14.4%
Woodward, Inc.	12.9%
Danaher Corp.	10.0%
Moog Inc.	6.9%
Parker-Hannifin Corporation	5.8%
Allied Motion Technologies Inc.	NA

Projected Growth [1] (CY 2015E to CY 2017E Adjusted EBITDA)	
Power Management & Electronic Filters	
Schaffner Holding AG	24.8%
TDK Corporation	11.3%
Coffee	8.5%
Delta Electronics Inc.	7.2%
XP Power Ltd.	6.2%
Cosel Co., Ltd.	5.4%
CyberPower Systems, Inc.	NA
AcBel Polytech Inc.	NA
Bel Fuse Inc.	NA
Motion Control	
Nidec Corporation	16.0%
Woodward, Inc.	13.5%
Danaher Corp.	10.7%
Coffee	8.5%
Moog Inc.	1.1%
Parker-Hannifin Corporation	0.8%
Allied Motion Technologies Inc.	NA

Profitability (LTM Adjusted EBIT to LTM Revenue)	
Power Management & Electronic Filters	
XP Power Ltd.	23.3%
Cosel Co., Ltd.	14.2%
CyberPower Systems, Inc.	10.8%
Delta Electronics Inc.	10.7%
Coffee	10.4%
TDK Corporation	8.1%
Bel Fuse Inc.	5.5%
Schaffner Holding AG	4.2%
AcBel Polytech Inc.	2.7%
Motion Control	
Danaher Corp.	16.6%
Woodward, Inc.	12.5%
Parker-Hannifin Corporation	11.4%
Nidec Corporation	10.7%
Coffee	10.4%
Allied Motion Technologies Inc.	9.2%
Moog Inc.	9.1%

Profitability [1] (LTM Adjusted EBITDA to LTM Revenue)	
Power Management & Electronic Filters	
XP Power Ltd.	26.8%
Cosel Co., Ltd.	17.9%
TDK Corporation	15.2%
Delta Electronics Inc.	14.8%
Coffee	12.3%
CyberPower Systems, Inc.	12.0%
Bel Fuse Inc.	9.6%
Schaffner Holding AG	7.4%
AcBel Polytech Inc.	5.2%
Motion Control	
Danaher Corp.	21.7%
Woodward, Inc.	16.2%
Nidec Corporation	16.2%
Parker-Hannifin Corporation	14.1%
Moog Inc.	13.3%
Allied Motion Technologies Inc.	12.5%
Coffee	12.3%

Relative Depreciation (LTM Depr. to LTM Adjusted EBITDA)	
Power Management & Electronic Filters	
AcBel Polytech Inc.	48.2%
TDK Corporation	46.6%
Schaffner Holding AG	43.3%
Bel Fuse Inc.	42.4%
Delta Electronics Inc.	27.9%
Cosel Co., Ltd.	20.7%
Coffee	15.1%
XP Power Ltd.	12.9%
CyberPower Systems, Inc.	9.5%
Motion Control	
Nidec Corporation	34.1%
Moog Inc.	31.2%
Allied Motion Technologies Inc.	25.8%
Danaher Corp.	23.5%
Woodward, Inc.	22.8%
Parker-Hannifin Corporation	18.7%
Coffee	15.1%

Privileged & Confidential

Note: No company used in this analysis for comparative purposes is identical to the Company
(1) Pro forma for Davall & Torque acquisitions
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, adjusted for certain non-recurring items
Adjusted EBIT refers to Earnings Before Interest and Taxes and Stock Option Expense, adjusted for certain non-recurring items
Depr refers to Depreciation
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months
NA refers to not available
Sources: Public Company Filings, Wall Street Equity Research, Bloomberg Consensus Estimates and Capital IQ

HOULIHAN LOKEY | 32

Appendix Supplemental Information Related to Certain Changes

Supplemental Information Related to Certain Changes   Macroeconomic Outlook Observations   GDP Forecasts WTI Crude Price Forecasts Henry Hub Price Forecasts Source: GDP Forecasts, WTI Crude Price Forecasts & Henry Hub Forecasts from Bloomberg 7/15 to 3/16 1/1/2015 7/15/2015 3/30/2016 Delta NFY 3.00% 2.30% 2.10% -0.20% NFY+1 2.80% 2.80% 2.25% -0.55% NFY+2 2.70% 2.10% -0.60% 7/15 to 3/16 1/1/2015 7/15/2015 3/30/2016 Delta Delta (%) NFY 56.78 52.61 39.63 -12.98 -24.67% NFY+1 63.22 55.99 44.80 -11.19 -19.99% NFY+2 66.83 59.30 46.83 -12.47 -21.03% NFY+3 68.67 62.02 48.40 -13.62 -21.96% 7/15 to 3/16 1/1/2015 7/15/2015 3/30/2016 Delta Delta (%) NFY 3.06 3.05 2.30 -0.75 -24.59% NFY+1 3.49 3.22 2.84 -0.38 -11.80% NFY+2 3.78 3.36 2.90 -0.46 -13.69% NFY+3 3.97 3.44 2.95 -0.49 -14.24%

Supplemental Information Related to Certain Changes   Selected Transactions & DCF Analyses - Observations   Selected Transactions Analysis  The selected transaction multiples range was lowered from 7.5x - 9.0x to 6.5x - 7.5x since the July 2015 Special Committee presentation.  While transaction activity since that time has been limited, selected ranges are supported by declines in the macroeconomic outlook, as well as dramatic declines in oil & gas prices (as shown on the prior page).   DCF – Gordon Growth Rate  The selected Gordon Growth Rate range used in the DCF analysis was lowered from 2.5% - 3.5% to 2.0% - 3.0% since the July 2015 Special Committee presentation.  As shown on the prior page, declines are supported by commensurate declines in the GDP outlook, as well as dramatic declines in oil & gas prices.  Source: GDP Forecasts, WTI Crude Price Forecasts & Henry Hub Forecasts from Bloomberg.

Supplemental Information Related to Certain Changes

Size Premium Decile Data

- The current analysis utilizes a size premium of 8.94% (corresponding to decile 10b) vs. 5.78% (corresponding to decile 10) used in the July 2015 Special Committee Presentation
- The implied equity value reference range has declined from approximately $159 million to $200 million in the July 2015 Special Committee Presentation to approximately $147 million to $173 million currently
- Coffee's market capitalization has declined from $156 million[1] as of July 15, 2015 Special Committee Presentation ($148 million on an unaffected basis[2]) to $133 million[3] currently ($117 million on an unaffected basis[4])
- Decile 10 ranges from $3 million - $301 million, with the "breakpoint" between 10a and 10b at $191 million


Size Premium Decile Data
(dollars in millions)
Decile 10 Range
Implied Equity Value Reference Range July 2015
Implied Equity Value Reference Range March 2016
$300.7
10a
$190.9
$199.6
$179.4
$159.2
$173.3
$160.2
$147.2
10
10b
$3.0

Privileged & Confidential

1. Represents market capitalization as of Houlihan Lokey's presentation to the Special Committee on 7/15/15.
2. Represents market capitalization prior to announcement of initial Juice offer on 6/18/15.
3. Represents the current market capitalization as of 3/30/16.
4. Represents market capitalization prior to announcement of New Juice offer on 2/8/16.

Source: Market capitalization data from Capital IQ

HOULIHAN LOKEY | 36

Appendix Supplemental Revenue & EBITDA Information

Supplemental Revenue & EBITDA Information   Revenue and EBITDA by Segment   SLPE outperformed budget in FY 2015 due to strong performance in the last several months of the year. Budgets for FY 2016 were determined before this information was available. Due to continued challenges in the oil and gas industry, MTE continues to experience headwinds, and the FY 2016 budget may not fully reflect these continuing conditions. Senior management has indicated that the FY 2016 overall budget should not be revised. EBITDA targets, however, for SLPE management incentive bonus purposes have been revised upwards, but remain unchanged for other units  Year-to-date EBITDA performance for FY 2016 through the end of February is approximately $1.0 million above budget. However, Company management has indicated that outperformance has been driven primarily by timing, with a corresponding offset expected by the end of April  Revenue(1) EBITDA(1) (1) Not including eliminations, corporate, and adjustments Source: Coffee Management $3.1 17.9% $7.3 31.7% $8.8 29.7% $11.2 37.6% $11.2 34.6% $9.5 27.6% $10.6 27.7% $11.9 27.7% $2.7 15.5% $1.2 5.4% $2.4 8.1% $2.5 8.4% $2.5 7.7% $2.9 8.3% $3.3 8.6% $4.1 9.5% $5.0 28.5% $6.8 29.5% $10.6 35.6% $5.9 19.7% $5.9 18.2% $6.5 19.0% $7.3 18.9% $8.0 18.6% $6.7 38.2% $7.7 33.4% $7.9 26.6% $10.2 34.3% $12.7 39.5% $15.5 45.2% $17.2 44.8% $18.9 44.1% $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 2012A 2013A 2014A 2015A 2015PF 2016E 2017E 2018E SLPE TEAL MTE SL-MTI $77.9 43.4% $78.2 42.3% $78.9 37.7% $74.7 36.6% $74.7 34.8% $77.7 35.0% $80.6 34.6% $83.8 34.0% $32.7 18.2% $31.2 16.9% $38.7 18.5% $33.8 16.6% $33.8 15.8% $35.8 16.1% $37.8 16.2% $41.6 16.9% $32.6 18.2% $37.6 20.3% $46.6 22.3% $35.8 17.6% $35.8 16.7% $38.0 17.1% $40.5 17.4% $43.5 17.7% $36.2 20.2% $37.7 20.4% $44.8 21.4% $59.5 29.2% $70.2 32.7% $70.7 31.8% $73.9 31.7% $77.4 31.4% $0.0 $50.0 $100.0 $150.0 $200.0 $250.0 2012A 2013A 2014A 2015A 2015PF 2016E 2017E 2018E   ($ in millions) ($ in millions)

Appendix Premiums Paid Observations

Average 1-Day Prior Acquisition Premiums    Premiums Paid Observations   Acquisition Premium Observations  30% 35% 0% 10% 20% 30% 40% 50% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Q1 '16 Acquisition Premium (1)   25% 27% 33% 37% 37% 34% 33% 30% 31% 30%   Average 4-Week Prior Acquisition Premiums   35% 0% 10% 20% 30% 40% 50% 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Q1 '16 Acquisition   30% 30% 37% 42% 40% 36% 38% 35% 35% 33%   16 Notes: Premiums are relative to target share prices one day and four weeks prior to announcement for deals with U.S. targets valued over $100 million Excludes terminated transactions, ESOPs, self-tenders, spin-offs, share repurchases, minority interest transaction, exchange offers, recapitalizations, and restructurings Excludes negative premiums and premiums over 100%   (1) Q1 ’16 data represents quarter-to-date information as of 3/30/16 Source: Thomson Reuters, as of 3/30/16

Appendix Float & Trading Information

Float & Trading Information   Float and Trading Information   Public Float / Shares Outstanding   Public Float / Shares Outstanding 90 – Day Average Daily Volume / Shares Outstanding 100.0% 98.2% 92.3% 90.3% 87.7% 87.1% 86.7% 85.5% 85.5% 78.1% 66.7% 54.7% 36.5% 35.2% 71.9% 86.1% 77.5% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 120.0% TDK Corporation Parker-Hannifin Corporation Danaher Corp. Bel Fuse Inc. Woodward, Inc. Moog Inc. Schaffner Holding AG XP Power Ltd. Nidec Corporation Delta Electronics Inc. AcBel Polytech Inc. Allied Motion Technologies Inc. CyberPower Systems, Inc. Cosel Co., Ltd. Coffee Median Mean   0.7% 0.0% 0.2% 0.4% 0.6% 0.8% 1.0% 1.2% 1.4% 1.6% 1.8% 2.0% TDK Corporation Parker-Hannifin Corporation Danaher Corp. Bel Fuse Inc. Woodward, Inc. Moog Inc. Schaffner Holding AG XP Power Ltd. Nidec Corporation Delta Electronics Inc. AcBel Polytech Inc. Allied Motion Technologies Inc. CyberPower Systems, Inc. Cosel Co., Ltd. Coffee Median Mean  1.8% 1.4% 1.1% 1.1% 0.8% 0.6% 0.6% 0.5% 0.5% 0.3% 0.2% 0.2% 0.1% 0.1% 0.1%   Sources: Capital IQ, as of 2/8/16, prior to public disclosure of the New Juice offer on 2/9/16

Float & Trading Information   Disclaimer   This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Coffee (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. 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